Exhibit 10.1
SEPARATION, CONSULTING, WAIVER OF LIABILITY AGREEMENT
     I, Otto C. Schwethelm, am an employee of Tesoro Companies, Inc. My last day of employment is November 20, 2008 (the “Separation Date”). I have voluntarily agreed to accept certain separation benefits being offered to me, on the terms and conditions set forth below, and voluntarily enter into this Separation, Consulting, Waiver of Liability Agreement (“Agreement”).
1. Payments and Other Considerations.
     In consideration of the payments and benefits listed below, and other good and valuable consideration (the “Consideration”), the sufficiency of which I acknowledge, I make the following agreements and RELEASE AND FOREVER DISCHARGE the persons and organizations specified in paragraph 3 below. I acknowledge that the Consideration is in addition to anything of value to which I am already entitled. This release and these agreements are made for myself, and on behalf of my heirs, executors, legal representatives, administrators, successors, and assigns. As used in this Agreement, the term “Consideration” shall include the following:
(a)	Cash payment to me of the sum of ONE MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($1,250,000.00) in separation pay (hereinafter, the “Separation Pay”). I understand and agree that Tesoro Companies, Inc. will deduct from this Separation Pay withholdings for federal income taxes, social security taxes, any other deductions required by law, and any other deductions agreed to by me in writing.

The Separation Pay shall be paid as follows (assuming Employee has timely executed and not revoked the Agreement): ONE MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($1,250,000.00) shall be paid on May 31, 2009. I acknowledge and agree that these payments are not otherwise required by Tesoro’s policies, procedures, and practices and that I would not be entitled to the Separation Pay but for the promises made by me in this Agreement. These payments shall be made via direct deposit to the account information I provide to Tesoro Companies, Inc.

(b)	In the event that Senior Vice Presidents of Tesoro are paid a cash bonus based on performance during the 2008 calendar year, I will receive a cash payment equal to a pro rata portion of the bonus to which I would otherwise have been entitled if my employment with Tesoro Companies, Inc. had continued through December 31, 2008. The amount of the cash payment will be determined by prorating such cash bonus, if any, based on the number of days in 2008 that I was providing services as an employee of Tesoro, and will be paid no later than March 15, 2009. If Senior Vice Presidents of Tesoro are not entitled to receive a cash bonus based on performance in 2008, no amount under this sub-paragraph (b) will be paid;

(c)	Benefits under the Tesoro Corporation Amended and Restated Executive Security Plan determined as if I had attained age fifty-five (55) on my Separation Date;

(d)	Waiver of the non-competition provisions of Section 2.3 of the Tesoro Corporation Amended and Restated Executive Security Plan;

(d)	Reimbursement of expenses, other than travel expenses, that I incur for a physical examination in the same nature and scope generally made available to other peer executives of Tesoro Companies, Inc., provided such expenses are incurred within the six (6) month period following my Separation Date;

(e)	Continuation of health care and life insurance benefits for me, my spouse and my dependents for the eighteen (18) month period following my Separation Date at the same level of coverage as in effect on the day immediately preceding my Separation Date, with the cost of such continuation coverage to be paid directly by Tesoro Companies, Inc.; provided, however, that if I become employed with another employer and am eligible to receive health care and life insurance benefits under another employer provided plan, the health care and life insurance benefits, as applicable, hereunder shall cease, except, with respect to the health care benefits, to the extent otherwise required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;
     I acknowledge that, prior to entering this Agreement, I have already received or have been advised that I will receive payment from Tesoro Companies, Inc. for the following items in accordance with applicable state law, less standard deductions as required by law:
(a)	All previously unpaid salary earned through the Separation Date;

(b)	All earned but unused vacation pay earned through the Separation Date; and

(c)	Immediate termination pay in lieu of two weeks notice.
2. Consulting Services.
     I agree to provide consulting services as requested from time to time by Tesoro Companies, Inc., its parent and affiliates, specifically, I agree to consult with the Chief Financial Officer from time to time at his request, but no more than eight (8) hours per week, on matters including, but not limited to, Tesoro Corporation’s 2008 year-end financial reporting, and on-going matters related to accounting and finance that may arise.  I agree to continue as a consultant for Tesoro Companies, Inc. and affiliates until the earlier of (i) the last day of the six-month period commencing on the Separation Date or (ii) the day on which I commence employment elsewhere (the “Consulting Period”). If I commence employment elsewhere prior to the end of the Consulting Period or I am approved for release from the Consulting Period prior to the end of Consulting Period (“Early Release”), I shall be entitled to a lump sum payment for the remaining compensation from the date of the Early Release through the end of the six month period. I shall further be required to provide the Senior Vice President, Administration of Tesoro Companies, Inc. with written notice indicating that I have commenced employment elsewhere if such commencement is during the Consulting Period. Such approval for Early Release shall be in writing and signed by the Senior Vice President, Administration of Tesoro Companies, Inc.

     I agree that payment for my services during the Consulting Period shall be THIRTY-THREE THOUSAND THREE HUNDRED THIRTY-THREE AND NO/100 DOLLARS ($33,333.00) per month payable on the first day of each calendar month during the Consulting Period.
3. Persons and Organizations Released.
     I release Tesoro Corporation, any subsidiary or other affiliated companies, successors, and assigns and all of their past, present, and future shareholders, owners, agents, representatives, officers, directors, administrators, trustees, insurers, successors, and employees. Collectively, these persons and organizations are referred to in this Agreement as “Tesoro”.
4. Matters Released.
     I release Tesoro from all existing, past and present, known and unknown claims, demands, and causes of action of any nature for all existing, past and present, known and unknown damages and remedies of any nature, which have accrued or which may ever accrue to me or to others on whose behalf I enter into this Agreement, resulting from or relating to any act or omission of any kind occurring on or before the date of signing this Agreement.
     This release includes but is not limited to all claims under any federal, state, or local employment law or regulation. I understand and agree that this release is intended to include but is not limited to all claims that I could assert concerning the terms and conditions of my employment, concerning anything that happened to me while I was an employee, or concerning the separation of my employment.
     This release includes but is not limited to claims under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981; the Americans with Disabilities Act; the Rehabilitation Act of 1973; Executive Order 11246; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; the Worker Adjustment and Retraining Notification Act (“WARN”), the Employment Retirement Income Security Act, as amended; the retaliation provisions of the Texas Workers’ Compensation Act, the Texas Commission on Human Rights Act, Chapter 451 of the Texas Labor Code; the Fair Labor Standards Act; the Equal Pay Act; and the Family and Medical Leave Act.
     This release also includes but is not limited to all claims under any other state, federal, or local law or regulation and all claims at common law (including but not limited to negligence, contract, or tort claims). The release also includes all claims for back pay, front pay, damages, liquidated damages, exemplary and punitive damages, injunctive relief, costs, or attorneys’ fees.
     This release is not intended to waive rights or claims, if any, that arise after the date this Agreement is executed. Further, this release is not intended to waive vested rights, if any, that I might have in any written benefit plan or program. I understand that the terms and conditions contained within any such benefit plan or program, specifically including those relating to any rights that I may have in such plan or program, shall be controlling.

     In addition, notwithstanding the foregoing, nothing in this Agreement shall prevent me from filing a charge with any federal, state or administrative agency, but I agree not to participate in, and waive any rights with respect to, any monetary or financial relief arising from any such proceeding that relates to the matters released by this Agreement.
5. OWBPA Compliance.
     I acknowledge that the release and waiver provisions of this Agreement comply with the requirements of the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f)(1) (A)-(G). I have knowingly and voluntarily agreed, for the consideration set forth herein, to waive, among other things, any and all rights and claims I may have against Tesoro under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”). I specifically acknowledge that the waiver of rights under the ADEA is written in a manner that I understand, that the waiver specifically refers to claims arising under the ADEA, that I have not waived any rights or claims under the ADEA that arise after the date this Agreement is executed, that my waiver of rights or claims under the ADEA is in exchange for consideration in addition to anything of value that I am otherwise entitled to receive from Tesoro.
6. Consultation with Attorney.
     I have voluntarily chosen to sign this Agreement and to agree to its terms and provisions. I have been advised in writing to consult with an attorney prior to executing this Agreement. I have also been advised and have had the opportunity to request, before signing, sufficient time to thoroughly discuss all terms, provisions, and aspects of this Agreement with an attorney.
7. Understanding of Agreement.
     In signing this Agreement, I have relied on my own judgment and/or the advice of my attorney, and not on any statement or representation of Tesoro.
     I understand the terms and conditions of this Agreement, agree to abide by it, and voluntarily execute it without reservation. I understand that this agreement is a full, complete, and final release of any and all claims that I may have against Tesoro.
8. Confidentiality and Non-Disclosure of Proprietary Information.
     I acknowledge that I have had access to and become familiar with various trade secrets and proprietary and confidential information of Tesoro, including, but not limited to, the identity, responsibilities, and/or income of employees, costs of doing business, financial information, formulas, processes, and suppliers, compilations of information, records, customer information, methods of doing business, information about past, present, pending, and/or planned transactions, and other confidential information (collectively referred to as “Confidential Information”), which are owned by Tesoro and regularly used in the operation of its business, and as to which Tesoro takes precautions to prevent dissemination to persons other than certain directors, officers, and employees. I acknowledge that the Confidential Information (i) is secret and not known in the industry; (ii) gives Tesoro an advantage over competitors who do not know or use the Confidential Information; (iii) is of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Confidential Information; and (iv) constitutes a valuable, special, and unique asset of Tesoro, the disclosure of which could cause substantial injury and loss of profits and goodwill to Tesoro. Confidential Information does not include material, data, documents, and/or information that Tesoro has voluntarily placed in the public domain; that has been lawfully and independently developed and publicly disclosed by third parties; that constitutes general knowledge and skills that I gained during the time period of my employment with Tesoro, or that otherwise enters the public domain though lawful means.
     I agree that I will not in any way use or disclose any Confidential Information, directly or indirectly, at any time in the future, and shall otherwise protect such information from unauthorized use or disclosure by others. All files, records, documents, information, data, and similar items relating to the business of Tesoro, or its prospects, services, suppliers, products, customers, finances, data processing, purchasing, accounting, or marketing systems, whether prepared by me or otherwise coming into my possession, will remain the exclusive property of Tesoro, and in any event must be promptly delivered to Tesoro upon execution of this Agreement.
     As a result of my employment by Tesoro, I may have had access to, or knowledge of, confidential business information or trade secrets of third parties. I also agree to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the privileged confidential business and/or trade secret information of Tesoro.
9. Return of Property and Confidential Information.
     I agree that all documents or materials that I obtained while employed by Tesoro and that contain or disclose privileged, confidential business and/or trade-secret information are and remain the property of Tesoro. I agree that I will immediately deliver any such materials, including all copies, to Tesoro.
     I also agree to immediately return, if I have not already returned such property, all company property, which includes but is not limited to computers, equipment, identification badges, computer passwords, keys, credit cards, books, records, and any other items belonging to Tesoro.

10. Non-Disparagement.
     I agree not to disclose or make public (directly or indirectly) any facts or allegations about any Tesoro employees. I also agree not to disparage or communicate negatively about the business, products, services, customers, management, or employment/compensation/benefit practices and policies of Tesoro. To the extent allowed by law, I also agree not to help, encourage, or participate (directly or indirectly) in any claims or lawsuits against Tesoro for any claims related to any individual’s employment (or separation from employment) with Tesoro.
11. Non-Solicitation of Employees.
     I agree that for a period of two (2) years after my last day of active employment with Tesoro that I will not, either directly or indirectly, on my own behalf or on behalf of others, solicit, attempt to hire, or hire any person currently employed by Tesoro or who was employed by Tesoro at any time during the six months prior to such solicitation or job offer, to work for Employee or for another entity, firm, corporation, or individual.
12. Breach.
     I agree that any breach or threatened breach of Paragraphs 8 through 11 cannot be remedied solely by money damages, and that in addition to any other remedies Tesoro may have, any such breach or threatened breach shall entitle Tesoro to obtain injunctive relief against me. Nothing herein, however, shall be construed as limiting Tesoro’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement; provided further, that any breach of Paragraphs 8 through 11 by me will result in forfeiture of all rights to the payments referenced in Paragraph 1, above.
13. Outplacement Compensation.
     In consideration of the promises and agreements contained herein, Tesoro agrees to provide me with outplacement services through a firm chosen solely by Tesoro, for a twelve (12) month period beginning on the date of the execution of this Agreement. However, such outplacement services shall cease upon Employee’s acceptance of a position offer, even if such acceptance of a position offer is within the twelve month period as described above.
14. Independent Covenants.
     The covenants in Paragraphs 8 through 13 of this Agreement shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action that I might have against Tesoro, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Tesoro of such covenants.
15. Entire Agreement.
     This Agreement represents the entire agreement between Tesoro and me, and there are no other agreements or understandings other than those contained in this Agreement. I do not rely upon any other consideration, promise or agreement not contained in this Agreement. This Agreement substitutes for all prior and contemporaneous agreements and understandings, written or oral, between Tesoro and me related to the subject matter of this Agreement. I understand that this Agreement may not be changed unless the modification is in writing and signed by both the President or Chief Executive Officer of Tesoro and me.
16. Governing Law.
     This Agreement is entered into and performable in San Antonio, Texas, and shall be governed by, construed, and enforced in accordance with, and subject to, federal law where applicable or, to the extent that federal law does not control, the laws of the State of Texas. Venue shall lie exclusively with the United States District Court in San Antonio, Texas, where applicable, or with the courts of Bexar County, Texas.
17. Headings.
     The headings in this Agreement have been used for administrative convenience only and shall not be used in interpreting or construing the meaning of any provision in this Agreement.
18. Invalid Provision.
     If any provision of this Agreement is or may be held by a court of competent jurisdiction to be invalid, void, or unenforceable to any extent, the validity of the remaining parts, terms, or provisions of this Agreement will not be affected thereby. Rather, such illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement. The remaining provisions shall nevertheless survive and continue in full force and effect without being invalidated in any way.
19. Counterparts.
     This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original and all of which constitute collectively one Agreement.
20. Acceptance of the Agreement.
     I have been provided and understand that I have at least twenty-one (21) days from receipt of this Agreement to decide wither to accept it. I understand that I may elect to accept this Agreement and execute it any time prior to the expiration of this period. I have been provided with a full opportunity to review and consider all terms, provisions and aspects of the Agreement. I understand that if I fail to execute and return this Agreement within four (4) days of the 21-day period, the Agreement will be considered rejected and I will not be entitled to the Consideration offered by Tesoro. I also understand that I shall have seven (7) full days following execution of the Agreement during which I may revoke the Agreement in its entirety. I understand that any revocation within this period must be submitted, in writing, to Tesoro and state, “I hereby revoke my acceptance of the release provisions of my Separation, Consulting, Waiver of Liability Agreement.” Revocation must be personally delivered to Tesoro, or express overnight mailed to Tesoro and postmarked within seven (7) days of execution of this Agreement.
21. Effective Date of the Agreement.
     The release provisions of this Agreement will become effective and enforceable on the first day after the revocation period has expired, provided that I have not revoked my acceptance of this Agreement. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Texas, then the revocation period will not expire until the next following day which is not a Saturday, Sunday, or legal holiday. I understand that if I revoke the release provisions under the Agreement, I will not receive the Consideration, as defined above.
ACCEPTED:
Employee:

By:		Date:
Otto C. Schwethelm

Tesoro Companies, Inc.

By:		Date:

Susan A. Lerette
Senior Vice President, Administration